Exhibit 10.10

MKS Instruments, Inc.

Bonus Award Agreement under

162(m) Executive Cash Incentive Plan

This agreement (the “Agreement”) is entered into as of the [date], between MKS Instruments, Inc., a Massachusetts corporation (“MKS” or the “Company”) and [            ] (the “Participant”). This Agreement sets forth the terms and conditions of the bonus award the Participant is eligible to receive pursuant to the MKS 162(m) Executive Cash Incentive Plan (the “162(m) Plan”), and is subject to the terms, conditions and limitations of such plan. For valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Participant’s Target Bonus Amount:

Participant’s target bonus amount, which is attached on Exhibit A, is equal to a percentage of Participant’s Eligible Earnings for the current fiscal year (“Target Bonus Amount”). Eligible Earnings are defined as eligible W-2 earnings received during the 162(m) Plan period (i.e. base salary including regular, holiday, vacation, sick and retro pay, but not including bonus payments). The Participant’s Target Bonus Amount will not exceed 100% of his or her Eligible Earnings.

2. Plan Model Overview:

For all Participants except the Company’s Chief Executive Officer, the Bonus Award consists of the following two components: Corporate Performance and Individual Performance (each referred to as a “Performance Component”). Each Performance Component is described in greater detail below. The Performance Components have been assigned weights for purposes of calculating bonus payouts in accordance with the following table:

Performance Component	Weight
Corporate Performance	80%
Individual Performance	20%

The Bonus Award for the Company’s Chief Executive Officer will be based entirely on Corporate Performance.

2.1 Corporate Performance: Corporate Performance will be measured using one financial metric - Corporate Adjusted Operating Income, which is defined under this Agreement as GAAP Net Operating Income excluding any unanticipated charges or income not related to the operating performance of MKS. The Corporate Performance Component under this Agreement is based on MKS’ performance during the 2016 calendar year. Corporate Performance measurements with respect to this metric for 2016 are set forth on Exhibit B hereto. These performance levels were recommended by MKS management and approved by the Compensation Committee of the Board of Directors (the “Committee”). After the conclusion of the 2016 fiscal year, the Committee will review MKS’ performance with respect to Corporate Adjusted Operating Income for that year and approve a score based upon achievement of the performance level set forth in Exhibit B ranging from zero to a maximum of 200% (“Corporate Performance Score”).

2.2 Individual Performance: Set forth on Exhibit A are the Participant’s 2016 Individual Performance goals and the respective weight assigned to each goal, which were recommended by the Company’s Chief Executive Officer for each Participant and approved by the Committee. The Committee may amend or modify any goal or substitute a new goal in place of an existing goal, to the extent equitable under the circumstances (e.g. in the event a Participant’s role or responsibilities change). After the conclusion of the 2016 calendar year, each Participant will receive a score for the Participant’s Individual Performance goals ranging from zero for no achievement to 200% for maximum achievement calculated using the respective weights set forth on Exhibit A (“Individual Performance Score”). MKS’ Chief Executive Officer will recommend to the Committee the Individual Performance Score for each Participant which score will then be subject to the Committee’s approval. Notwithstanding the foregoing, if it is determined that the Corporate Performance Score is zero, the Compensation Committee retains the discretion to determine if any amount will be paid out pursuant to each Participant’s Individual Performance Score.

3. Overall Participant Score:

Each Participant will be assigned an overall score that will be calculated in accordance with the formula set forth below:

(Corporate Performance Score x 80%)
+ (Individual Performance Score x 20%)
Overall Score

The Overall Score for the Company’s Chief Executive Officer will be calculated based 100% on the Corporate Performance Score.

4. Bonus Award Payouts:

Each Participant’s actual bonus award payout under this Agreement, if any, will be determined in accordance with the following formula:

(Target Bonus Amount) x (Overall Score) = Bonus Award Payout

5. Clawback:

Any bonus payment made hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Clawback Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (i) any applicable Clawback Policy in effect at the time the Participant is notified of his or her eligibility to receive the award under this Agreement and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the Clawback Policy without further consideration or action.

6. Bonus Payment Date:

Bonus payouts under this Agreement shall be made as soon as possible after the performance assessment has been completed with respect to the applicable fiscal year and approved by the Committee, but in no event later than March 15 of the subsequent year.

7. Employment on Bonus Payout Date Required:

In order to receive any bonus payment under this Agreement, the Participant must be actively employed as of the payout date.

8. Administration:

The Committee shall construe and interpret the terms of this Agreement in accordance with the 162(m) Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Agreement. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

9. Miscellaneous:

9.1. No Right to Employment:

In no way does this Agreement create a contract for, or a right of, employment.

9.2. Tax Withholding:

The Company shall have the right to deduct from all payments under this Agreement any Federal, state or local taxes required by law to be withheld with respect to such payments.

9.3. Governing Law:

The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

9.4. Limitations on Liability:

Notwithstanding any other provisions of this Agreement or the 162(m) Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to the Participant, or Participant’s spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with this Agreement, nor will such individual be personally liable with respect to this Agreement because of any other contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of this Agreement has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of the Company’s Board of Directors) arising out of any act or omission to act concerning this Agreement or the 162(m) Plan, unless arising out of such person’s own fraud or bad faith.

9.5. Participants are Unsecured Creditors:

Participants and his/her heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company by virtue of this Agreement. The Company’s obligation under this Agreement shall be that of an unfunded and unsecured promise of the Company to pay money in the future.

9.6. IRC Section 409A:

This Agreement does not provide for the deferral of compensation for purposes of IRC Section 409A and regulations thereunder. Any amounts payable hereunder shall be paid in accordance with the terms of this Agreement no later than two and one-half (2 1⁄2) months after the conclusion of the calendar year in which such amounts are earned and no longer subject to a substantial risk of forfeiture. However, an amount may be paid after the applicable two and one-half (2 1⁄2) month period described in the preceding sentence if the Committee determines that (a) it was administratively impracticable to make the payment by the end of such period and, at the time the right to the award arose, such impracticability was unforeseeable, (b) making the payment by the end of such period would have jeopardized the ability of the Company to continue as a going concern, or (c) the Company anticipates that its deduction for the payment will not be permitted by application of IRC Section 162(m) and, at the time the right to the award arose, a reasonable person would not have anticipated the application of IRC Section 162(m) to the payment. In any such event, the delayed payment shall be made as soon as reasonably practicable after the reason for the delay no longer applies.

9.7. Provisions of the 162(m) Plan:

This Agreement is subject to the provisions of the 162(m) Plan, a copy of which has been furnished to the Participant.

9.8. Entire Agreement:

This Agreement and the 162(m) Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the subject matter of this Agreement.

MKS Instruments, Inc.

By:

The Participant

Name:

Exhibit A

Participant:

(1) 2016 Target Bonus Amount:     % of Eligible Earnings

(2) Individual Performance

Individual Performance Goal	Score (0-200%)[1]	Weight[2]	Result
[insert Goal #1]		[20%]
[insert Goal #2]		[20%]
[insert Goal #3]		[20%]
[insert Goal #4]		[20%]
[insert Goal #5]		[20%]
INDIVIDUAL PERFORMANCE SCORE

[1]	To be determined in accordance with Section 2.2 of this Agreement at the conclusion of the applicable year.
[2]	This column must total 100%.

Exhibit B

2016 Corporate Performance: [attach metrics]